SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                AMENDMENT NO. 1
                                       to
                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934

                               Organogenesis, Inc.
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)+


                                    68590600
                                 (CUSIP Number)

                            Stanmore Associates, L.P.
                               41 East 42nd Street
                            New York, New York 10017
                                 (212) 682-2770
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)


                                Sepember 22, 1997
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: [ ]


                               Page 1 of 15 pages

                                  SCHEDULE 13D
CUSIP No. 68590600                                            Page 2 of 15 Pages
--------------------------------------------------------------------------------
1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Stanmore Associates, L.P.
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)    [ ]
                                                          (b)    [x]
--------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       SOURCE OF FUNDS
                   WC
--------------------------------------------------------------------------------
5)       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]
--------------------------------------------------------------------------------
6)       CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER
  NUMBER OF             1,750 (See Item 5)
    SHARES        --------------------------------------------------------------
 BENEFICIALLY      8)   SHARED VOTING POWER
   OWNED BY             Not Applicable
EACH REPORTING
    PERSON        --------------------------------------------------------------
     WITH          9)   SOLE DISPOSITIVE POWER
                        1,750 (See Item 5)
                  --------------------------------------------------------------
                  10)   SHARED DISPOSITIVE POWER
                        Not Applicable
--------------------------------------------------------------------------------
11)      AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON
               1,750
--------------------------------------------------------------------------------
12)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                  [ ]
--------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               less than .1%
--------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON
               PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 68590600                                            Page 3 of 15 Pages
--------------------------------------------------------------------------------
1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Stanmore Corporation, Inc.

--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)    [ ]
                                                          (b)    [x]
--------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       SOURCE OF FUNDS
                   WC
--------------------------------------------------------------------------------
5)       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]
--------------------------------------------------------------------------------
6)       CITIZENSHIP OR PLACE OF ORGANIZATION
                  NEW YORK
--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER
  NUMBER OF             1,750 (See Item 5)
    SHARES        --------------------------------------------------------------
 BENEFICIALLY      8)   SHARED VOTING POWER
   OWNED BY             Not Applicable
EACH REPORTING    --------------------------------------------------------------
    PERSON         9)   SOLE DISPOSITIVE POWER
     WITH               1,750 (See Item 5)
                  --------------------------------------------------------------
                  10)   SHARED DISPOSITIVE POWER
                        Not Applicable
--------------------------------------------------------------------------------
11)      AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON
               1,750
--------------------------------------------------------------------------------
12)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                  [ ]
--------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               less than .1%
--------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON
               CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No.  68590600                                           Page 4 of 15 Pages
--------------------------------------------------------------------------------
1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Alan Ades
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)    [ ]
                                                          (b)    [x]
--------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       SOURCE OF FUNDS
                   PF
--------------------------------------------------------------------------------
5)       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]
--------------------------------------------------------------------------------
6)       CITIZENSHIP OR PLACE OF ORGANIZATION

                  NEW YORK
--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER
  NUMBER OF             635,525 (see Item 5)
    SHARES        --------------------------------------------------------------
 BENEFICIALLY      8)   SHARED VOTING POWER
   OWNED BY             57,250 (see Item 5)
EACH REPORTING    --------------------------------------------------------------
    PERSON         9)   SOLE DISPOSITIVE POWER
     WITH               635,525 (see Item 5)
                  --------------------------------------------------------------
                  10)   SHARED DISPOSITIVE POWER
                        57,250 (see Item 5)
--------------------------------------------------------------------------------
11)      AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON
               692,775
--------------------------------------------------------------------------------
12)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                  [ ]
--------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               3.8%
--------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON
               IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No.  68590600                                          Page 5 of  15 Pages
--------------------------------------------------------------------------------
1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Ita Josette Ades
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)    [ ]
                                                          (b)    [x]
--------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       SOURCE OF FUNDS
                   PF
--------------------------------------------------------------------------------
5)       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]
--------------------------------------------------------------------------------
6)       CITIZENSHIP OR PLACE OF ORGANIZATION

                  NEW YORK

--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER
  NUMBER OF             2,400 (see Item 5)
    SHARES        --------------------------------------------------------------
 BENEFICIALLY      8)   SHARED VOTING POWER
   OWNED BY             Not Applicable
EACH REPORTING    --------------------------------------------------------------
    PERSON         9)   SOLE DISPOSITIVE POWER
     WITH               2,400 (see Item 5)
                  --------------------------------------------------------------
                  10)   SHARED DISPOSITIVE POWER
                        Not Applicable
--------------------------------------------------------------------------------
11)      AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON
               2,400
--------------------------------------------------------------------------------
12)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                  [ ]
--------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               less than .1%
--------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON
               IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No.  68590600                                          Page 6 of  15 Pages
--------------------------------------------------------------------------------
1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Maurice Ades

--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)    [ ]
                                                          (b)    [x]
--------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       SOURCE OF FUNDS
                   PF
--------------------------------------------------------------------------------
5)       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]
--------------------------------------------------------------------------------
6)       CITIZENSHIP OR PLACE OF ORGANIZATION
                  NEW YORK


--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER
  NUMBER OF             16,250 (see Item 5)
    SHARES        --------------------------------------------------------------
 BENEFICIALLY      8)   SHARED VOTING POWER
   OWNED BY             Not Applicable
EACH REPORTING    --------------------------------------------------------------
    PERSON         9)   SOLE DISPOSITIVE POWER
     WITH               16,250 (see Item 5)
                  --------------------------------------------------------------
                  10)   SHARED DISPOSITIVE POWER
                        Not Applicable
--------------------------------------------------------------------------------
11)      AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON
               16,250
--------------------------------------------------------------------------------
12)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                  [ ]
--------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               less than .1%
--------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON
               IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No.  68590600                                          Page 7 of  15 Pages
--------------------------------------------------------------------------------
1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Robert Ades

--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)    [ ]
                                                          (b)    [x]
--------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       SOURCE OF FUNDS
                   PF
--------------------------------------------------------------------------------
5)       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]
--------------------------------------------------------------------------------
6)       CITIZENSHIP OR PLACE OF ORGANIZATION

                  NEW YORK

--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER
  NUMBER OF             18,250 (see Item 5)
    SHARES        --------------------------------------------------------------
 BENEFICIALLY      8)   SHARED VOTING POWER
   OWNED BY             Not Applicable
EACH REPORTING    --------------------------------------------------------------
    PERSON         9)   SOLE DISPOSITIVE POWER
     WITH               18,250 (see Item 5)
                  --------------------------------------------------------------
                  10)   SHARED DISPOSITIVE POWER
                        Not Applicable
--------------------------------------------------------------------------------
11)      AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON
               18,250
--------------------------------------------------------------------------------
12)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                  [ ]
--------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               .1%
--------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON
               IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No.  68590600                                          Page 8 of  15 Pages
--------------------------------------------------------------------------------
1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Dennis Erani
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)    [ ]
                                                          (b)    [x]
--------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       SOURCE OF FUNDS
                  PF
--------------------------------------------------------------------------------
5)       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]
--------------------------------------------------------------------------------
6)       CITIZENSHIP OR PLACE OF ORGANIZATION
                  NEW YORK
--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER
  NUMBER OF             106,656 (see Item 5)
    SHARES        --------------------------------------------------------------
 BENEFICIALLY      8)   SHARED VOTING POWER
   OWNED BY             Not applicable
EACH REPORTING    --------------------------------------------------------------
    PERSON         9)   SOLE DISPOSITIVE POWER
     WITH               106,656 (see Item 5)
                  --------------------------------------------------------------
                  10)   SHARED DISPOSITIVE POWER
                        Not applicable
--------------------------------------------------------------------------------
11)      AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON
               106,656
--------------------------------------------------------------------------------
12)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                  [ ]
--------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               .6%
--------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON
               IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No.  68590600                                           Page 9 of 15 Pages
--------------------------------------------------------------------------------
1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Albert Erani
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)    [ ]
                                                          (b)    [x]
--------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       SOURCE OF FUNDS
                   PF
--------------------------------------------------------------------------------
5)       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]
--------------------------------------------------------------------------------
6)       CITIZENSHIP OR PLACE OF ORGANIZATION

                  NEW YORK
--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER
  NUMBER OF             697,326 (see Item 5)
    SHARES        --------------------------------------------------------------
 BENEFICIALLY      8)   SHARED VOTING POWER
   OWNED BY             57,250 (see Item 5)
EACH REPORTING    --------------------------------------------------------------
    PERSON         9)   SOLE DISPOSITIVE POWER
     WITH               697,326 (see Item 5)
                  --------------------------------------------------------------
                  10)   SHARED DISPOSITIVE POWER
                        57,250 (see Item 5)
--------------------------------------------------------------------------------
11)      AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON
               754,576
--------------------------------------------------------------------------------
12)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                  [ ]
--------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               4.2%
--------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON
               IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No.  68590600                                          Page 10 of 15 Pages
--------------------------------------------------------------------------------
1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Barbara Erani
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)    [ ]
                                                          (b)    [x]
--------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       SOURCE OF FUNDS
                   PF
--------------------------------------------------------------------------------
5)       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]
--------------------------------------------------------------------------------
6)       CITIZENSHIP OR PLACE OF ORGANIZATION
                  NEW YORK
--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER
  NUMBER OF             32,050 (see Item 5)
    SHARES        --------------------------------------------------------------
 BENEFICIALLY      8)   SHARED VOTING POWER
   OWNED BY             Not Applicable
EACH REPORTING    --------------------------------------------------------------
    PERSON         9)   SOLE DISPOSITIVE POWER
     WITH               32,050 (see Item 5)
                  --------------------------------------------------------------
                  10)   SHARED DISPOSITIVE POWER
                        Not Applicable
--------------------------------------------------------------------------------
11)      AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON
               32,050
--------------------------------------------------------------------------------
12)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                  [ ]
--------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               .2%
--------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON
               IN
--------------------------------------------------------------------------------

                         AMENDMENT NO. 1 TO SCHEDULE 13D


ITEM 1. SECURITY AND ISSUER.

         This statement amends the Schedule 13D dated January 22, 1997 (the "Schedule 13D") filed by Stanmore Associates, L.P. and the other Filing Persons named therein relating to the Common Stock, $.01 par value (the "Common Stock"), of Organogenesis, Inc., a Delaware corporation (the "Company"). Notwithstanding this Amendment No. 1, the Schedule 13D speaks as of its date. Capitalized terms used herein without definition have the meanings assigned to them in the
Schedule 13D.


ITEM  3  OF  THE   SCHEDULE   13D  ,  "SOURCE  AND  AMOUNT  OF  FUNDS  OR  OTHER
CONSIDERATION," IS AMENDED AND RESTATED IN ITS ENTIRETY AS FOLLOWS:

         As of September 22, 1997, the Filing Persons beneficially owned an aggregate of 1,565,707 shares of Common Stock, all of which were acquired in the open market. The aggregate purchase price for such shares was $25,851,256. The costs of the purchases by Stanmore were funded out of working capital, which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business. The costs of the purchases made by the other Filing Persons were funded out of personal funds, which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business.

ITEM 5(a) AND 5(c) OF THE SCHEDULE 13 D, "INTEREST IN SECURITIES OF THE ISSUER," ARE AMENDED AND RESTATED IN THEIR ENTIRETY AS FOLLOWS:

         (a) The Filing Persons beneficially own an aggregate of 1,565,707 shares of Common Stock, representing approximately 8.7% of the shares of Common Stock./1/ Stanmore beneficially owns 1,750 of such shares (less than .1%); Stanmore Corporation beneficially owns 1,750 of such shares (less than .1%); Alan Ades beneficially owns 692,775 of such shares (3.8%); Ita Josette Ades beneficially owns 2,400 of such shares (less than .1%); Maurice Ades beneficially owns 16,250 of such shares

--------------
/1/ Based upon 18,069,786 shares of Common Stock reported by the Company to be outstanding as of August 5, 1997 in its Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.


                               Page 11 of 15 Pages

(less than .1%); Robert Ades beneficially owns 18,250 of such shares (.1%); Dennis Erani beneficially owns 106,656 of such shares (.6%); Albert Erani beneficially owns 754,576 of such shares (4.2%); and Barbara Erani beneficially owns 32,050 of such shares (.2%).

         (c) Except as set forth on Schedule I annexed hereto, the Filing Persons have not effected any transactions in the Common Stock during the past 60 days. All such transactions were effected in the open market.


                               Page 12 of 15 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated:  September 29, 1997


                                        Stanmore Associates, L.P.

                                           By: Stanmore Corporation, Inc.,
                                                   general partner

                                             /s/ Alan Ades
                                             -------------
                                             Name:    Alan Ades
                                             Title:   President


                                        Stanmore Corporation, Inc.

                                             /s/ Alan Ades
                                             -------------
                                             Name:   Alan Ades
                                             Title:  President


                                        /s/ Alan Ades
                                        ---------------
                                        Alan Ades


                                        /s/ Albert Erani
                                        ---------------
                                        Albert Erani


                                        Ita Josette Ades

                                             /s/ Alan Ades
                                             -------------
                                             By:   Alan Ades
                                             Her:  Attorney in Fact

                                        Maurice Ades

                                             /s/ Alan Ades
                                             -------------
                                             By:   Alan Ades
                                             His:  Attorney in Fact

                                        Robert Ades

                                             /s/ Alan Ades
                                             -------------
                                             By:   Alan Ades
                                             His:  Attorney in Fact


                               Page 13 of 15 Pages

                                        Barbara Erani

                                             /s/ Alan Ades
                                             -------------
                                             By:   Alan Ades
                                             Her:  Attorney in Fact

                                        Dennis Erani

                                             /s/ Alan Ades
                                             -------------
                                             By:   Alan Ades
                                             His:  Attorney in Fact


                               Page 14 of 15 Pages

                                   SCHEDULE I

                             TRANSACTIONS IN COMMON
                          STOCK OF ORGANOGENESIS, INC.
                          DURING THE PRECEDING 60 DAYS

Shares Purchased by Stanmore Associates, L.P.

                           Number of
                             Shares           Price Per
Date                       Purchased            Share          Total Cost
----                       ---------            -----          ----------

9/25/97                          500           $29.313          $  14,681


Shares Purchased by Alan Ades


                           Number of
                             Shares           Price Per
Date                       Purchased            Share          Total Cost
----                       ---------            -----          ----------

09/19/97                       1,500            29.125       $   43,763
09/19/97                         100            27.00             2,705
09/19/97                      26,100            27.369          715,636
09/22/97                       2,500            27.205           68,138
09/22/97                       5,000            27.346          136,980
09/23/97                      20,400            27.975          571,710
09/23/97                         200            28.00             5,610
09/24/97                       5,100            28.407          145,131

Shares Purchased by Albert Erani

                           Number of
                             Shares           Price Per
Date                       Purchased            Share          Total Cost
----                       ---------            -----          ----------

08/19/97                         425            17.625       $    7,512
09/19/97                       1,500            29.125           43,763
09/19/97                         100            27.00             2,705
09/19/97                      26,100            27.369          715,636
09/22/97                       2,500            27.205           68,138
09/22/97                       5,000            27.346          136,980
09/23/97                      20,400            27.975          571,710
09/23/97                         200            28.00             5,610
09/24/97                       5,100            28.407          145,131


                               Page 15 of 15 Pages